As filed with the Securities and Exchange Commission on April 5, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Wells Real Estate Investment Trust, Inc.

(Exact name of registrant as specified in charter)

6200 The Corners Parkway, Suite 250

Atlanta, Georgia 30092

(770) 449-7800

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Donald Kennicott, Esq.

Michael K. Rafter, Esq.

Holland & Knight LLP

One Atlantic Center, Suite 2000

1201 West Peachtree Street, N.W.

Atlanta, Georgia 30309-3400

(404) 817-8500

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Maryland	58-2328421
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Approximate date of commencement of proposed sale to the public:

At any time and from time to time after the effective date of the registration statement.

Calculation of Registration Fee:

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value	100,000,000	$9.55 (2)	$955,000,000	$120,998.50 (2)

(1)	The proposed maximum offering price per share shall equal the higher of $9.55 per share or 95% of the estimated share value as determined by the Board of Directors of Wells Real Estate Investment Trust, Inc. The initial share price is $9.55 per share.

(2)	The registration fee was calculated based on the $9.55 per share price.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

Dividend Reinvestment Plan

100,000,000 Shares

Wells Real Estate Investment Trust, Inc. (the Wells REIT) is a real estate investment trust. We invest in and operate commercial real estate properties primarily consisting of high grade office and industrial buildings, leased primarily to large corporate tenants. As of December 31, 2003, we owned interests in 109 properties located in 26 states.

Significant Features of the Dividend Reinvestment Plan (DRP):

•	Current stockholders of the Wells REIT may purchase additional shares of common stock of the Wells REIT by automatically reinvesting all or a portion of their cash dividends.

•	The purchase price for DRP shares is the higher of $9.55 per share or 95% of the estimated share value as determined by our Board of directors.

•	We will pay selling commissions to broker-dealers of 5% of proceeds raised pursuant to the DRP.

•	We will pay to Wells Capital, Inc. (Wells Capital), as our advisor, acquisition and advisory fees and expenses of 3.5% of proceeds raised pursuant to the DRP, except to the extent such proceeds are used by the Wells REIT to fund share repurchases pursuant to our share redemption program.

•	Stockholders may participate in the DRP by completing and executing the enrollment form attached as Exhibit A to this Prospectus. If you are already enrolled in the DRP, no action is required.

•	You may terminate your participation in the DRP at any time without penalty by delivering written notice to us, at which time dividends will be paid to you in cash.

•	Our board of directors may amend or terminate the DRP for any reason by providing 10 days’ written notice.

The most significant risks relating to your investment include the following:

•	lack of a public trading market for the shares;

•	reliance on Wells Capital, Inc., our advisor, to select properties and conduct our operations;

•	authorization of substantial fees to the advisor and its affiliates;

•	borrowing - which increases the risk of loss of our investments; and

•	conflicts of interest facing the advisor and its affiliates.

You should see the complete discussion of the risk factors beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is a criminal offense if someone tells you otherwise.

	Price to Public		Selling Commissions	Net Proceeds (Before Expenses)
Per Share	$9.55	(1)	$0.4775	$9.0725
Total Maximum	$955,000,000		$47,750,000	$907,250,000

(1)	Assumes that all DRP shares will be issued at $9.55 per share.

The date of this prospectus is April 5, 2004.

i

Prospectus Summary

This prospectus summary highlights selected information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that is important to your decision whether to enroll in the dividend reinvestment plan of the Wells REIT. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section.

Wells Real Estate Investment Trust, Inc.

Wells Real Estate Investment Trust, Inc. is a real estate investment trust (REIT) that owns and operates commercial real estate properties. As of December 31, 2003, we owned interests in 109 real estate properties located in 26 states. Our office is located at 6200 The Corners Parkway, Suite 250, Atlanta, Georgia 30092. Our telephone number outside the State of Georgia is 800-557-4830 (770-243-8282 in Georgia). We refer to Wells Real Estate Investment Trust, Inc. as the Wells REIT in this prospectus.

Our Advisor

Our advisor is Wells Capital, Inc., which is responsible for managing our affairs on a day-to-day basis and for identifying, recommending and implementing acquisitions, financings and dispositions on our behalf. We refer to Wells Capital, Inc. as Wells Capital or our advisor in this prospectus.

Our Management

Our board of directors must approve each real property acquisition and disposition proposed by Wells Capital, as well as certain other matters set forth in our articles of incorporation. We currently have ten members on our board of directors. Eight of our directors are independent of Wells Capital and have responsibility for reviewing its performance. Our directors are elected annually by the stockholders.

Our REIT Status

As a REIT, we generally are not subject to federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their taxable income to their stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Dividend Reinvestment Plan

This prospectus describes our dividend reinvestment plan pursuant to which you may have the dividends you would otherwise receive reinvested in shares of the Wells REIT. The purchase price for shares purchased under the dividend reinvestment plan is the higher of $9.55 per share or 95% of the estimated share value as determined by our board of directors. We will pay selling commissions to broker-dealers of 5% of proceeds we raise pursuant to the dividend reinvestment plan. We may terminate the dividend reinvestment plan at our discretion at any time upon 10 days’ notice to you.

Summary Risk Factors

Following are the most significant risks relating to your investment:

•	There is no public trading market for the shares, and we cannot assure you that one will ever develop. Until the shares are publicly traded, you will have a difficult time trying to sell your shares.

•	You must rely on Wells Capital, our advisor, for the day-to-day management of our business and the acquisition and disposition of our real estate properties.

•	To ensure that we continue to qualify as a REIT, our articles of incorporation prohibit any stockholder from owning more than 9.8% of our outstanding shares.

•	We may not remain qualified as a REIT for federal income tax purposes, which would subject us to the payment of tax on our income at corporate rates and reduce the amount of funds available for payment of dividends to our stockholders.

•	You will not have preemptive rights as a stockholder, so any shares we issue in the future may dilute your interest in the Wells REIT.

•	We will continue to pay fees to Wells Capital and its affiliates under certain circumstances.

•	Our reliance on Wells Capital for administrative support and services makes us dependent on the economic viability of Wells Capital.

•	Real estate investments are subject to cyclical trends that are beyond our control.

•	Loans we obtain will be secured by some of our properties, which will put those properties at risk of forfeiture if we are unable to pay our debts.

•	The vote of stockholders owning at least a majority of our shares will bind all of the stockholders as to certain matters such as the election of our directors and amendment of our articles of incorporation.

•	If we do not obtain listing of the shares on a national exchange by January 30, 2008, our articles of incorporation provide that we must begin to sell all of our properties and distribute the net proceeds to our stockholders.

•	Our advisor will face various conflicts of interest resulting from its activities with affiliated entities.

•	Increases in property operating expenses, to the extent not reimbursed by tenants, may result in decreased cash flow available for distribution to our stockholders.

•	Our properties may have vacancies which could cause difficulty in re-selling the building or re-leasing the vacant space.

•	We may not have sufficient funding to make necessary tenant improvements when new tenants move into our properties.

•	Uncertain market conditions occurring at the time we sell our properties could adversely affect our ability to sell our properties at acceptable price levels and, accordingly, could adversely affect your return on investment.

•	If you participate in the DRP, you will be taxed on your share of our taxable income even though you will not receive the cash from your dividends, which is likely to result in a tax liability to you without receiving cash dividends to pay such liability.

Before you invest in the Wells REIT, you should see the complete discussion of the “Risk Factors” beginning on page 4 of this prospectus.

Use of Proceeds

The proceeds raised pursuant to the DRP will be used for general corporate purposes, including, but not limited to, the acquisition of interests in additional properties or real estate investments, funding of tenant improvements, leasing commissions and other lease-up costs, repayment of debt, and funding for our share redemption program.

Management Compensation

In connection with shares sold pursuant to the DRP, we will pay selling commissions of 5% of proceeds raised pursuant to the DRP to Wells Investment Securities, Inc., our Dealer Manager, which will reallow commissions to those broker-dealers which have participants in the DRP (Participants) at the time of each dividend payment date and which have executed a DRP Dealer Agreement (Participating Dealers). We will also pay acquisition and advisory fees of 3.5% of dividend reinvestment proceeds to Wells Capital and its affiliates, except to the extent such proceeds are used by the Wells REIT to fund share repurchases under our share redemption program.

Investment Limitations and Conflict Resolution Procedures

As a non-traded REIT registering securities in a number of states in which an applicable exemption is not available under the securities laws of such states, we are required to comply with certain guidelines set forth by the North American Securities Administrators Association (NASAA Guidelines). Included in these guidelines are certain limitations on investment and conflict resolution procedures, which are detailed in this prospectus. As a general rule, all conflicts of interest transactions must be approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction.

Plan of Distribution

We are offering a maximum of 100,000,000 shares to our current stockholders through the DRP. The shares are being offered at a price equal to the higher of $9.55 per share or 95% of the estimated share value, as determined by our board of directors, and are initially being offered at $9.55 per share. In connection with shares sold pursuant to the DRP, we will pay selling commissions of 5% of proceeds raised pursuant to the DRP.

Incorporation by Reference

This prospectus incorporates by reference several documents previously filed with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2003 and our 2003 proxy statement, as well as all future documents we file pursuant to certain sections of the Securities Exchange Act of 1934. These documents contain information about the Wells REIT which supplements the information in this prospectus. See “Incorporation of Certain Information by Reference.”

Risk Factors

Your purchase of shares involves a number of risks. In addition to other risks discussed in this prospectus, you should specifically consider the following:

Investment Risks

Marketability Risk

There is no public trading market for your shares.

There is no current public market for the shares and, therefore, it will be difficult for you to sell your shares promptly. In addition, the price received for any shares sold is likely to be less than the proportionate value of the real estate we own. Therefore, you should purchase the shares only as a long-term investment.

Management Risks

You must rely on Wells Capital for our performance.

Our ability to achieve our investment objectives and to pay dividends is dependent upon the performance of Wells Capital, our advisor, in the quality and timeliness of our acquisitions of real estate properties, the selection of tenants and the determination of any financing arrangements. Except for the investments described in this prospectus, you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. You must rely entirely on the management ability of Wells Capital and the oversight of our board of directors.

Our reliance on Wells Capital makes us dependent on the economic viability of Wells Capital.

We depend heavily upon Wells Capital and its key personnel and affiliates to provide various administrative support and services for us. This dependence on Wells Capital for administrative support and services makes us dependent upon the economic viability of Wells Capital. Any event having a material adverse effect on Wells Capital could adversely affect the ability of Wells Capital to provide administrative services and support to us and fulfill its duties under agreements with us.

We depend on key personnel.

Our success depends to a significant degree upon the continued contributions of certain key personnel, including Leo F. Wells, III, Douglas P. Williams, Randall D. Fretz, Donald A. Miller and Ron D. Ford, each of whom would be difficult to replace. None of our key personnel are currently subject to employment agreements, nor do we maintain any key person life insurance on our key personnel. If any of our key personnel were to cease employment with us, our operating results could suffer. We also believe that our future success depends, in large part, upon our ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such skilled personnel.

Conflicts of Interest Risks

Wells Capital will face conflicts of interest relating to time management.

Wells Capital, our advisor, and its affiliates are general partners, advisors and sponsors of other real estate programs having investment objectives and legal and financial obligations similar to the Wells REIT. Because Wells Capital and its affiliates have interests in other real estate programs and also engage in other business activities, they may have conflicts of interest in allocating their time between our business and these other activities. During times of intense activity in other programs and ventures, they may devote less time and resources to our business than is necessary or appropriate.

Wells Capital will face conflicts of interest relating to the purchase and leasing of properties.

We may be buying properties at the same time as one or more of the other Wells programs are buying properties. There is a risk that Wells Capital will choose a property that provides lower returns to us than a property purchased by another Wells program. We may acquire properties in geographic areas where other Wells programs own properties. If one of the Wells programs attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays in locating another suitable tenant.

Certain of our officers and directors face conflicts of interest relating to the positions they hold with other entities.

Certain of our executive officers and directors are also officers and directors of Wells Capital, our advisor and the general partner of various other Wells programs, Wells Management Company, Inc. (Wells Management), our Property Manager, and Wells Investment Securities, Inc., our Dealer Manager, and, as such, owe fiduciary duties to these various entities and their stockholders and limited partners. Such fiduciary duties may from time to time conflict with the fiduciary duties owed to the Wells REIT and its stockholders.

We will be subject to additional risks as a result of our joint ventures with affiliates.

We have entered in the past and are likely to continue in the future to enter into joint ventures with other Wells programs for the acquisition, development or improvement of properties. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with sellers of properties, affiliates of sellers, developers or other persons. Such investments may involve risks not otherwise present with an investment in real estate, including, for example:

•	the possibility that our co-venturer, co-tenant or partner in an investment might become bankrupt;

•	that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals; or

•	that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives.

Actions by such a co-venturer, co-tenant or partner might have the result of subjecting the property to liabilities in excess of those contemplated and may have the effect of reducing your returns.

Wells Capital will face conflicts of interest relating to joint ventures with affiliates.

Wells Capital, our advisor, is currently sponsoring a public offering on behalf of Wells Real Estate Fund XIV, L.P. (Wells Fund XIV), which is an unspecified property real estate program, and Wells Real Estate Investment Trust II, Inc. (Wells REIT II), which is also a REIT. In the event that we enter into a joint venture with Wells Fund XIV, Wells REIT II or any other Wells program or joint venture, we may face certain additional risks and potential conflicts of interest. For example, securities issued by

Wells Fund XIV and the other Wells public limited partnerships will never have an active trading market. Therefore, if we were to become listed on a national exchange, we may no longer have similar goals and objectives with respect to the resale of properties in the future. In addition, in the event that the Wells REIT is not listed on a securities exchange by January 30, 2008, our organizational documents provide for an orderly liquidation of our assets. In the event of such liquidation, any joint venture between the Wells REIT and another Wells program may be required to sell its properties at such time. Our joint venture partners may not desire to sell the properties at that time. Although the terms of any joint venture agreement between the Wells REIT and another Wells program would grant the other Wells program a right of first refusal to buy such properties, it is unlikely that any such program would have sufficient funds to exercise its right of first refusal under these circumstances.

Agreements and transactions between the parties with respect to joint ventures between the Wells REIT and other Wells programs will not have the benefit of arm’s length negotiation of the type normally conducted between unrelated co-venturers. Under these joint venture agreements, none of the co-venturers may have the power to control the venture, and an impasse could be reached regarding matters pertaining to the joint venture, which might have a negative impact on the joint venture and decrease potential returns to you. In the event that a co-venturer has a right of first refusal to buy out the other co-venturer, it may be unable to finance such buy-out at that time. It may also be difficult for us to sell our interest in any such joint venture or partnership or as a co-tenant in property. In addition, to the extent that our co-venturer, partner or co-tenant is an affiliate of Wells Capital, certain conflicts of interest will exist.

Our board of directors may face additional conflicts of interest in making decisions and taking actions resulting from certain members of our board of directors also serving on the board of directors of Wells REIT II.

The individuals serving on our board of directors who also serve on the board of directors of Wells REIT II will have statutory and fiduciary obligations to our stockholders and the stockholders of Wells REIT II. Therefore, the loyalties of these members of our board of directors to Wells REIT II may influence the judgment of our board when considering issues for us that may affect Wells REIT II, such as the following:

•	Our board of directors must evaluate the performance of Wells Capital with respect to whether Wells Capital is presenting to us our fair share of investment opportunities or otherwise performing its duties under our advisory agreement. If Wells Capital is not performing its duties for us as our advisor or is giving preferential treatment to Wells REIT II, the divided loyalties of the members of our board who also serve on the board of directors of Wells REIT II could adversely affect our board’s willingness to enforce our rights under the terms of the advisory agreement or to seek a new advisor.

•	Our board of directors may have to make a similar evaluation with respect to the performance of Wells Management, as our property manager. If Wells Management is not performing well as a property manager because of the similar services it provides for Wells REIT II, the divided loyalties of the members of our board who also serve on the board of directors of Wells REIT II could adversely affect our board’s willingness to enforce our rights under the terms of the asset/property management agreement or to seek a new property manager.

•

Our board of directors approves every property acquisition we make. Decisions of our board regarding whether we should purchase a property may be influenced by the divided loyalties of the members of our board who also serve on the board of directors of Wells

REIT II based on the potential that Wells Capital would present the opportunity to Wells REIT II if we did not pursue it.

•	We may enter into transactions with Wells REIT II, such as property sales and acquisitions, joint ventures or financing arrangements. Decisions of our board regarding the terms of those transactions may be influenced by the divided loyalties of the members of our board who also serve on the board of directors of Wells REIT II.

General Investment Risks

A limit on the number of shares a person may own may discourage a takeover.

Our articles of incorporation restrict ownership by one person to no more than 9.8% of the outstanding shares. This restriction may discourage a change of control of the Wells REIT and may deter individuals or entities from making tender offers for shares, which offers might be financially attractive to stockholders or which may cause a change in the management of the Wells REIT.

You are limited in your ability to sell your shares pursuant to our share redemption program.

Even though our share redemption program currently provides you with the opportunity to redeem your shares for $10 per share (or the price you paid for the shares, if lower than $10) after you have held them for a period of one year, you should be fully aware that our share redemption program contains certain restrictions and limitations. Shares will be redeemed in an amount no greater than the lesser of (1) during any calendar year, three percent (3%) of the weighted average number of shares outstanding during the prior calendar year, or (2) the proceeds we receive from the sale of shares under our DRP such that in no event shall the aggregate amount of redemptions under our share redemption program exceed aggregate proceeds received from the sale of shares pursuant to our DRP. In addition, our board decided to set aside up to 20% of the funds available for redemption in 2004 and each calendar year thereafter for redemptions upon the death of a stockholder, thereby reducing the amount of funds available for other redemption requests. Our board of directors reserves the right to amend or terminate the share redemption program at any time upon 30 days’ notice. Therefore, in making a decision to purchase shares of the Wells REIT, you should not assume that you will be able to sell any of your shares back to us pursuant to our share redemption program.

Your interest in the Wells REIT may be diluted if we issue additional shares.

Existing stockholders and potential investors in this offering do not have preemptive rights to any shares issued by the Wells REIT in the future. Therefore, existing stockholders and investors purchasing additional shares pursuant to the DRP may experience dilution of their equity investment in the Wells REIT in the event that we:

•	sell shares in the future, including those issued pursuant to the DRP;

•	sell securities that are convertible into shares;

•	issue shares in a private offering of securities to institutional investors;

•	issue shares of common stock upon the exercise of the options granted to our independent directors or employees of Wells Capital and Wells Management or the warrants issued and to be issued to participating broker-dealers or our independent directors; or

•	issue shares to sellers of properties acquired by us in connection with an exchange of limited partnership units from Wells OP.

Payment of fees to Wells Capital and its affiliates will reduce cash available for investment and distribution.

Wells Capital and its affiliates will perform services for us in connection with the acquisition and disposition of our properties and the management and leasing of our properties. They will be paid substantial fees for these services, which will reduce the amount of cash available for investment in properties or distribution to our stockholders. (See “Management Compensation.”)

The availability and timing of cash dividends is uncertain.

We bear all expenses incurred in our operations, which are deducted from cash funds generated by operations prior to computing the amount of cash dividends to be distributed to our stockholders. In addition, our board of directors, in its discretion, may retain any portion of such funds for working capital. We cannot assure you that sufficient cash will be available to pay dividends to you.

We are uncertain of our sources for funding of future capital needs.

Substantially all of the gross proceeds raised in the previous public offerings conducted by the Wells REIT have been used for investment in properties and for payment of various fees and expenses and proceeds raised pursuant to the DRP may be used for additional acquisitions or funding the share redemption program. In addition, we do not anticipate that we will maintain any permanent working capital reserves. Accordingly, in the event that we develop a need for additional capital in the future for the improvement of our properties or for any other reason, we have not identified any sources for such funding, and we cannot assure you that such sources of funding will be available to us for potential capital needs in the future.

Real Estate Risks

General Real Estate Risks

Your investment will be affected by adverse economic and regulatory changes.

We will be subject to risks generally incident to the ownership of real estate, including:

•	changes in general economic or local conditions;

•	changes in supply of or demand for similar or competing properties in an area;

•	changes in interest rates and availability of permanent mortgage funds which may render the sale of a property difficult or unattractive;

•	changes in tax, real estate, environmental and zoning laws; and

•	periods of high interest rates and tight money supply.

For these and other reasons, we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

A property that incurs a vacancy could be difficult to sell or re-lease.

A property may incur a vacancy either by the continued default of a tenant under its lease or the expiration of one of our leases. A number of our properties may be specifically suited to the particular needs of our tenants. Therefore, we may have difficulty obtaining a new tenant for any vacant space we have in our properties. If the vacancy continues for a long period of time, we may suffer reduced revenues resulting in less cash dividends to be distributed to stockholders. In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

We are dependent on tenants for our revenue.

Many of our properties are entirely or substantially occupied by a single tenant and, therefore, the success of our investments are materially dependent on the financial stability of our tenants. Lease payment defaults by tenants would most likely cause us to reduce the amount of distributions to stockholders. A default of a tenant on its lease payments to us would cause us to lose the revenue from the property and cause us to have to find one or more additional tenants. If there are a substantial number of tenants that are in default at any one time, we could have difficulty making mortgage payments that could result in foreclosures of properties subject to a mortgage. In the event of a default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. If a lease is terminated, we cannot assure you that we will be able to lease the property for the rent previously received or sell the property without incurring a loss.

We rely on certain tenants.

As of December 31, 2003, our most substantial tenants based on rental income were the National Aeronautics and Space Administration (NASA) (approximately 4.4%), BP Corporation North America Inc. (approximately 3.6%), Nestle USA, Inc. (approximately 3.4%), Leo Burnett USA, Inc. (approximately 3.1%), and Independence Blue Cross (approximately 3.0%). The revenues generated by the properties these tenants occupy are substantially reliant upon the financial condition of these tenants and, accordingly, any event of bankruptcy, insolvency or a general downturn in the business of any of these tenants may result in the failure or delay of such tenant’s rental payments which may have a substantial adverse effect on our financial performance.

Increases in property operating expenses may adversely affect your returns.

In the event that we experience significant increases in property operating expenses, including property taxes, insurance and other costs at our properties, to the extent that such expenses are not reimbursed by our tenants, our cash flow available for distribution to stockholders may be reduced.

We may not have funding for future tenant improvements.

When a tenant at one of our properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract one or more new tenants, we will be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. Substantially all of our net offering proceeds have been invested in real estate properties, and we do not maintain permanent working capital reserves. We also have no identified funding source to provide funds which may be required in the future for tenant improvements and tenant refurbishments in order to attract new tenants. We cannot assure you that we will have proceeds from the sale of our DRP shares or any sources of funding available to us for such purposes in the future.

Uninsured losses relating to real property may adversely affect your returns.

In the event that any of our properties incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, we have no current source of funding to repair or reconstruct the damaged property and cannot assure you that any such source of funding will be available to us for such purposes in the future.

Uncertain market conditions and Wells Capital’s broad discretion relating to the future disposition of properties could adversely affect the return on your investment.

We will generally hold our real properties until such time as Wells Capital determines that a sale or other disposition appears to be advantageous to achieve our investment objectives or until it appears that such objectives will not be met. Otherwise, Wells Capital, subject to the approval of our board of directors, may exercise its discretion as to whether and when to sell a property, and we will have no obligation to sell properties at any particular time, except upon a liquidation of the Wells REIT if we do not list the shares by January 30, 2008. We cannot predict with any certainty the various market conditions affecting real estate investments that will exist at any particular time in the future. Due to the uncertainty of market conditions that may affect the future disposition of our properties, we cannot assure you that we will be able to sell our properties at a profit in the future. Accordingly, the extent to which you will receive cash distributions and realize potential appreciation on our real estate investments will be dependent upon fluctuating market conditions.

Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which properties may be used or businesses may be operated, and these restrictions may require expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. We may be potentially liable for such costs in connection with the acquisition and ownership of our properties. The cost of defending against claims of liability, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially adversely affect the business, assets or results of operations of the Wells REIT and, consequently, amounts available for distribution to you.

Financing Risks

If we fail to make our debt payments, we could lose our investment in a property.

We generally secure the loans we obtain to fund property acquisitions with first priority mortgages on some of our properties. If we are unable to make our debt payments as required, a lender could foreclose on the property or properties securing its debt. This could cause us to lose part or all of our investment which in turn could cause a reduction in the value of the shares and the dividends payable to our stockholders.

Lenders may require us to enter into restrictive covenants relating to our operations.

In connection with obtaining certain financing, a lender could impose restrictions on us that would affect our ability to incur additional debt and our distribution and operating policies. Loan documents we enter into may contain customary negative covenants which may limit our ability to further mortgage the property, to discontinue insurance coverage, replace Wells Capital as our advisor or impose other limitations.

If we enter into financing arrangements involving balloon payment obligations, it may adversely affect our ability to pay dividends.

Some of our financing arrangements may require us to make a lump-sum or “balloon” payment at maturity. We may finance more properties in this manner. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. A refinancing or sale under these circumstances could affect the rate of return to stockholders and the projected time of disposition of our assets. In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT.

Section 1031 Exchange Program Risks

We may have increased exposure to liabilities from litigation as a result of our participation in the Section 1031 Exchange Program.

Wells Management is forming a series of single member limited liability companies (each of which is referred to in this prospectus as Wells Exchange) for the purpose of facilitating the acquisition of real estate properties to be owned in co-tenancy arrangements with persons (1031 Participants) who are looking to invest proceeds from a sale of real estate to qualify for like-kind exchange treatment under Section 1031 of the Internal Revenue Code (Section 1031 Exchange Program). There will be significant tax and securities disclosure risks associated with the private placement offerings of co-tenancy interests by Wells Exchange to 1031 Participants. For example, in the event that the Internal Revenue Service conducts an audit of the purchasers of co-tenancy interests and successfully challenges the qualification of the transaction as a like-kind exchange under Section 1031 of the Internal Revenue Code, even though it is anticipated that this tax risk will be fully disclosed to investors, purchasers of co-tenancy interests may file a lawsuit against Wells Exchange and its sponsors. In such event, even though Wells OP is not acting as a sponsor of the offering, is not commonly controlled with Wells Exchange, and is not recommending that 1031 Participants buy co-tenancy interests from Wells Exchange, as a result of our participation in the Section 1031 Exchange Program, and since Wells OP will be receiving fees in connection with the Section 1031 Exchange Program, we may be named in or otherwise required to defend against lawsuits brought by 1031 Participants. Any amounts we are required to expend for any such litigation claims may reduce the amount of funds available for distribution to stockholders of the Wells REIT. In addition, disclosure of any such litigation may adversely affect our ability to raise additional capital in the future through the sale of stock.

We will be subject to risks associated with co-tenancy arrangements that are not otherwise present in a real estate investment.

At the closing of each property Wells Exchange acquires pursuant to the Section 1031 Exchange Program, we anticipate that Wells OP will enter into a contractual arrangement providing that, in the event that Wells Exchange is unable to sell all of the co-tenancy interests in that particular property by the completion of its private placement offering, Wells OP will purchase, at Wells Exchange’s cost, any co-tenancy interests remaining unsold. Accordingly, in the event that Wells Exchange is unable to sell all co-tenancy interests in one or more of its properties, Wells OP will be required to purchase the unsold co-tenancy interests in such property or properties and, thus, will be subject to the risks of ownership of properties in a co-tenancy arrangement with unrelated third parties.

Ownership of co-tenancy interests involves risks not otherwise present with an investment in real estate such as the following:

•	the risk that a co-tenant may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals;

•	the risk that a co-tenant may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

•	the possibility that a co-tenant might become insolvent or bankrupt, which may be an event of default under mortgage loan financing documents or allow the bankruptcy court to reject the tenants in common agreement or management agreement entered into by the co-tenants owning interests in the property.

Actions by a co-tenant may subject the property to liabilities in excess of those contemplated and may have the effect of reducing your returns.

In the event that our interests become adverse to those of the other co-tenants, we will not have the contractual right to purchase the co-tenancy interests from the other co-tenants. Even if we are given the opportunity to purchase such co-tenancy interests in the future, we cannot guarantee that we will have sufficient funds available at the time to purchase co-tenancy interests from the 1031 Participants.

We might want to sell our co-tenancy interests in a given property at a time when the other co-tenants in such property do not desire to sell their interests. Therefore, we may not be able to sell our interest in a property at the time we would like to sell. In addition, we anticipate that it will be much more difficult to find a willing buyer for our co-tenancy interests in a property than it would be to find a buyer for a property we owned outright.

Our participation in the Section 1031 Exchange Program may limit our ability to borrow funds in the future.

Institutional lenders may view our obligations under agreements to acquire unsold co-tenancy interests in properties as a contingent liability against our cash or other assets, which may limit our ability to borrow funds in the future. Further, such obligations may be viewed by our lenders in such a manner as to limit our ability to borrow funds based on regulatory restrictions on lenders limiting the amount of loans they can make to any one borrower.

Federal Income Tax Risks

Failure to qualify as a REIT could adversely affect our operations and our ability to make distributions.

In order for us to qualify as a REIT, we must satisfy certain requirements set forth in the Internal Revenue Code and Treasury Regulations and various factual matters and circumstances which are not entirely within our control. We have and will continue to structure our activities in a manner designed to satisfy all of these requirements, however, if certain of our operations were to be recharacterized by the Internal Revenue Service, such recharacterization could jeopardize our ability to satisfy all of the requirements for qualification as a REIT. In addition, new legislation, regulations, administrative interpretations or court decisions could change the tax laws relating to our qualification as a REIT or the federal income tax consequences of our being a REIT.

If we fail to qualify as a REIT for any taxable year, we will be subject to federal income tax on our taxable income at corporate rates with no offsetting deductions for distributions made to stockholders. Further, in such event, we would generally be disqualified from treatment as a REIT for the four taxable years following the year in which we lose our REIT status. Accordingly, the loss of our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the substantial tax liabilities that would be imposed on us. We might also be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Certain fees paid to Wells OP may affect our REIT status.

In connection with the Section 1031 Exchange Program, Wells OP will enter into a number of contractual arrangements with Wells Exchange that will, in effect, guarantee the sale of the co-tenancy interests being offered by Wells Exchange. In consideration for entering into these agreements, Wells OP will be paid fees which could be characterized by the IRS as non-qualifying income for purposes of satisfying the “income tests” required for REIT qualification. To date, Wells OP has received approximately $447,000 in fees in connection with the Section 1031 Exchange Program. If this fee income were, in fact, treated as non-qualifying, and if the aggregate of such fee income and any other non-qualifying income in any taxable year ever exceeded 5.0% of our gross revenues for such year, we could lose our REIT status for that taxable year and the four ensuing taxable years. As set forth above, we will use all reasonable efforts to structure our activities in a manner intended to satisfy the requirements for our continued qualification as a REIT.

Recharacterization of the Section 1031 Exchange Program may result in taxation of income from a prohibited transaction.

In the event that the Internal Revenue Service were to recharacterize the Section 1031 Exchange Program such that Wells OP, rather than Wells Exchange, is treated as the bona fide owner, for tax purposes, of properties acquired and resold by Wells Exchange in connection with the Section 1031 Exchange Program, such characterization could result in the fees paid to Wells OP by Wells Exchange as being deemed income from a prohibited transaction, in which event all such fee income paid to us in connection with the Section 1031 Exchange Program would be subject to a 100% tax.

Legislative or regulatory action could adversely affect investors.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in shares of the Wells REIT. Additional changes to tax laws are likely to continue to occur in the future, and we cannot assure you that any such changes will not adversely affect the taxation of our stockholders. Any such changes could have an adverse effect on an investment in shares or on the market value or the resale potential of our properties. You are urged to consult with your own tax advisor with respect to the impact of recent legislation on your investment in shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares.

Retirement Plan Risks

There are special considerations that apply to pension or profit sharing trusts or IRAs investing in shares.

If you are investing the assets of a pension, profit sharing, 401(k), Keogh or other qualified retirement plan or the assets of an IRA in the Wells REIT, you should satisfy yourself that:

•	your investment is consistent with your fiduciary obligations under ERISA and the Internal Revenue Code;

•	your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s investment policy;

•	your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA;

•	your investment will not impair the liquidity of the plan or IRA;

•	your investment will not produce “unrelated business taxable income” for the plan or IRA;

•	you will be able to value the assets of the plan annually in accordance with ERISA requirements; and

•	your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

If you enroll in the dividend reinvestment plan, you may be subject to pay tax for the dividends you reinvest even though you will not receive the dividends in the form of cash.

Regardless of whether you elect to receive our dividends as cash payments or to reinvest our dividends in the dividend reinvestment plan, you may be subject to income tax obligations for such dividends. If you elect to reinvest the dividends, you will have to pay any tax obligations from another cash source.

Special Note Regarding Forward-Looking Statements

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in the “Use of Proceeds” section of this prospectus and the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K filed with the SEC, as well as any similar statements contained in future Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K which will be incorporated by reference in subsequent filings with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business, and so are or will be, as applicable, subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.

Our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, the forward-looking statements. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties discussed in the “Risk Factors” section of this prospectus. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference in this prospectus that include forward-looking statements.

The Dividend Reinvestment Plan

Purpose

The purpose of the dividend reinvestment plan (DRP) is to offer our existing stockholders the opportunity to purchase additional shares of our common stock by reinvesting cash dividends. We will use the proceeds we receive for general corporate purposes. See “Use of Proceeds.”

How to Enroll in the DRP

Stockholders may participate in the DRP by completing and executing the enrollment form attached as Exhibit A to this prospectus or any other appropriate authorization form as may be available from the Wells REIT. Participation in the DRP will begin with the next dividend payable after receipt of an enrollment form or authorization. No action is required for stockholders who are already participating in the DRP. Shares will be purchased under the DRP on the date that dividends are paid by the Wells REIT. Dividends are currently paid quarterly. Participants may purchase fractional shares so that 100% of the dividends may be used to acquire shares. However, a Participant may not acquire shares to the extent that any such purchase would cause such Participant to own more than 9.8% of our issued and outstanding common stock, unless this limitation is waived by our board of directors. Participants may opt out of the DRP at any time by providing written notice to us at Client Services Department, Wells Real Estate Funds, 6200 The Corners Parkway, Suite 250, Atlanta, Georgia 30092 or by calling us at (800)557-4830.

Purchase Price

There is no established public trading market for our shares. Shares may be purchased under the DRP at a price equal to the higher of $9.55 per share or 95% of the estimated share value, as determined by our board of directors. The initial purchase price will be $9.55 per share. The purchase price of the shares to be issued under the DRP was determined by our board of directors in the exercise of their business judgment based on factors such as our most recent public offering price, purchase price of competitors in our industry offering dividend reinvestment plans and the fact that less fees will be paid from the DRP proceeds than our previous public offerings. The purchase price may be increased or decreased at our board’s discretion.

Commissions

In connection with shares sold pursuant to the DRP, we will pay selling commissions of 5% to our Dealer Manager, which will reallow commissions to certain Participating Dealers.

Acquisition and Advisory Fees and Expenses

Acquisition and advisory fees and expenses of 3.5% of the proceeds from the sale of the DRP shares will be paid to Wells Capital, except to the extent such proceeds are used by the Wells REIT to fund share repurchases under our share redemption program.

Plan Reports

Within 90 days after the end of each fiscal year, we will send you an individualized report summarizing your investment including the purchase date(s), amount invested and the number of shares you own, as well as the dates and amounts of dividend distributions paid to you or invested in additional shares on your behalf during the prior fiscal year. In addition, we will provide you with an individualized quarterly report at the time of each dividend payment showing the number of shares owned prior to the current dividend, the amount of the current dividend and the number of shares owned after the current dividend.

Certificates for Shares Under the Plan

The ownership of the shares purchased under the DRP will be in book-entry form only unless and until the Wells REIT begins to issue certificates for its outstanding common stock.

Termination of Participation

You may terminate your participation in the DRP at any time without penalty by delivering written notice to us. Any transfer of shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred shares. Upon termination of the DRP participation, dividends will be distributed to the stockholder in cash.

Amendment or Termination of the DRP by the Wells REIT

Our board of directors may, by a majority vote, amend or terminate the DRP for any reason by providing 10 days’ written notice to all Participants.

Additional details about the DRP are contained in the dividend reinvestment plan itself, which is attached as Exhibit B to this prospectus.

Use of Proceeds

The net proceeds raised pursuant to the DRP will be used for general corporate purposes, including, but not limited to, the acquisition of interests in additional properties or real estate investments, funding of tenant improvements and leasing commissions, repayment of debt, funding for our share redemption program. We cannot predict with any certainty how much DRP proceeds will be used for any of the above purposes. In connection with shares sold pursuant to the DRP, we will pay selling commissions of 5% of proceeds raised pursuant to the DRP to our Dealer Manager, which may reallow such commissions to Participating Dealers. We will pay acquisition and advisory fees and expenses of 3.5% of dividend reinvestment proceeds to Wells Capital and its affiliates, except to the extent such proceeds are used by the Wells REIT to fund share repurchases under our share redemption program. Please see the “Management Compensation” section below. We will also pay actual expenses incurred in connection with the registration and offering of the DRP shares, including but not limited to legal fees, printing expenses, mailing costs, Securities and Exchange Commission (SEC) and blue sky registration fees and other accountable offering expenses, other than the selling commissions, as well as payment or reimbursement of bona fide due diligence expenses incurred by Participating Dealers. These offering expenses are currently estimated to be approximately $1,600,000 (or approximately 0.17% of the maximum DRP proceeds) over the anticipated 5 to 6 year offering period.

Management Compensation

The following table summarizes and discloses all of the compensation and fees, including reimbursement of expenses, to be paid by the Wells REIT to Wells Capital and its affiliates in connection with the proceeds received from the DRP.

Form of Compensation and Entity Receiving	Determination Of Amount	Estimated Maximum Dollar Amount(1)
Selling Commissions – Wells Investment Securities, Inc.	5.0% of DRP proceeds before reallowance of commissions earned by Participating Dealers. Wells Investment Securities, Inc., our Dealer Manager, will reallow commissions to broker-dealers which have Participants in the DRP at the time of each dividend payment date and which have executed a DRP Selling Agreement.	$47,750,000

Acquisition and Advisory Fees and Expenses – Wells Capital or its Affiliates (2)	3.5% of DRP proceeds, except to the extent such proceeds are used by the Wells REIT to fund share repurchases under our share redemption program	$33,425,000(3)

(Footnotes to “Management Compensation”)

(1)	The estimated maximum dollar amounts are based on the reinvestment of a maximum of 100,000,000 shares offered pursuant to this prospectus at $9.55 per share. However, it is possible that the actual purchase price will be higher than $9.55 per share if 95% of the estimated share value, as determined by our board of directors, is an amount that is higher than $9.55.

(2)	Notwithstanding the method by which we calculate the payment of acquisition and advisory fees and expenses, as described in the table, the total of all such fees and expenses shall not exceed, in the aggregate, an amount equal to 6.0% of the contract price of all of the properties which we will purchase with DRP proceeds, as required by the NASAA Guidelines.

(3)	While we intend to use some portion of DRP proceeds to fund share repurchases under our share redemption program, for illustration purposes only, we have assumed that no funds are used for the repurchase of shares under our share redemption program, thereby reflecting the maximum possible amount that could be paid to Wells Capital, as our advisor, from DRP proceeds.

In addition, Wells Capital and its affiliates will be reimbursed only for the actual cost of goods, services and materials used for or by the Wells REIT. Wells Capital may be reimbursed for the administrative services necessary to the prudent operation of the Wells REIT provided that the reimbursement shall not be for services for which it is entitled to compensation by way of a separate fee.

Investment Limitations and Conflict Resolution Procedures

The purpose of this section is to describe our investment limitations and certain conflict resolution procedures, many of which are mandated by the North American Securities Administrators Association guidelines for real estate investment trusts (NASAA Guidelines).

Investment Limitations

Our articles of incorporation place numerous limitations on us with respect to the manner in which we may invest our funds, most of which are required by various provisions of the NASAA Guidelines. These limitations cannot be changed unless our articles of incorporation are amended, which requires approval of our stockholders. Unless our articles are amended, we will not:

•	borrow in excess of 50% of the aggregate value of all properties owned by us, provided that we may borrow in excess of 50% of the value of an individual property;

•	invest in equity securities unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction, approve such investment as being fair, competitive and commercially reasonable;

•	invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•	make or invest in mortgage loans except in connection with a sale or other disposition of a property;

•	make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property except for those mortgage loans insured or guaranteed by a government or government agency. Mortgage debt on any property shall not exceed such property’s appraised value. In cases where our board of directors determines, and in all cases in which the transaction is with any of our directors or Wells Capital and its affiliates, such appraisal shall be obtained from an independent appraiser. We will maintain such appraisal in our records for at least five years and it will be available for your inspection and duplication. We will also obtain a mortgagee’s or owner’s title insurance policy as to the priority of the mortgage;

•	make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property as determined by appraisal unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

•	make or invest in mortgage loans that are subordinate to any mortgage or equity interest of any of our directors, Wells Capital or its affiliates;

•

invest in junior debt secured by a mortgage on real property which is subordinate to the lien or other senior debt except where the amount of such junior debt plus any senior debt exceeds 90% of the appraised value of such property, if after giving effect thereto, the value of all such mortgage loans of the Wells REIT would not then exceed 25% of our net assets, which shall mean our total assets less our total liabilities;

•	engage in any short sale or borrow on an unsecured basis, if the borrowing will result in asset coverage of less than 300%. “Asset coverage,” for the purpose of this clause, means the ratio which the value of our total assets, less all liabilities and indebtedness for unsecured borrowings, bears to the aggregate amount of all of our unsecured borrowings;

•	make investments in unimproved property or indebtedness secured by a deed of trust or mortgage loans on unimproved property in excess of 10% of our total assets;

•	issue equity securities on a deferred payment basis or other similar arrangement;

•	issue debt securities in the absence of adequate cash flow to cover debt service;

•	issue equity securities which are non-voting or assessable;

•	issue “redeemable securities,” as defined in Section 2(a)(32) of the Investment Company Act of 1940, except pursuant to our share redemption program;

•	grant warrants or options to purchase shares to Wells Capital or its affiliates or to officers or directors affiliated with Wells Capital except on the same terms as the options or warrants are sold to the general public and the amount of the options or warrants does not exceed an amount equal to 10% of the outstanding shares on the date of grant of the warrants and options;

•	engage in trading, as compared with investment activities, or engage in the business of underwriting or the agency distribution of securities issued by other persons;

•	invest more than 5% of the value of our assets in the securities of any one issuer if the investment would cause us to fail to qualify as a REIT;

•	invest in securities representing more than 10% of the outstanding voting securities of any one issuer if the investment would cause us to fail to qualify as a REIT; or

•	lend money to our directors or to Wells Capital or its affiliates.

Wells Capital will continually review our investment activity to attempt to ensure that we do not come within the application of the Investment Company Act of 1940. Among other things, Wells Capital will attempt to monitor the proportion of our portfolio that is placed in various investments so that we do not come within the definition of an “investment company” under the Act. If at any time the character of our investments could cause us to be deemed an investment company for purposes of the Investment Company Act of 1940, we will take the necessary action to attempt to ensure that we are not deemed to be an “investment company.”

Certain Conflict Resolution Procedures

In order to reduce or eliminate certain potential conflicts of interest, our articles of incorporation contain a number of restrictions relating to (1) transactions we enter into with Wells Capital and its affiliates, (2) certain future offerings, and (3) allocation of properties among affiliated entities. These restrictions include, among others, the following:

•	Except as otherwise described in this prospectus, we will not accept goods or services from Wells Capital or its affiliates unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transactions, approve such transactions as fair and reasonable to the Wells REIT and on terms and conditions not less favorable to the Wells REIT than those available from unaffiliated third parties.

•	We will not purchase or lease properties in which Wells Capital or its affiliates has an interest without a determination by a majority of our directors, including a majority of the independent directors, not otherwise interested in such transaction, that such transaction is competitive and commercially reasonable to the Wells REIT and at a price to the Wells REIT no greater than the cost of the property to Wells Capital or its affiliates, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its appraised value. We will not sell or lease properties to Wells Capital or its affiliates or to our directors unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction, determine the transaction is fair and reasonable to the Wells REIT.

•	We will not make any loans to Wells Capital or its affiliates or to our directors. In addition, Wells Capital and its affiliates will not make loans to us or to joint ventures in which we are a joint venture partner for the purpose of acquiring properties. Any loans made to us by Wells Capital or its affiliates or our directors for other purposes must be approved by a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction, as fair, competitive and commercially reasonable, and no less favorable to the Wells REIT than comparable loans between unaffiliated parties. Wells Capital and its affiliates shall be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of the Wells REIT or joint ventures in which we are a joint venture partner, subject to the limitation on reimbursement of operating expenses to the extent that they exceed the greater of 2% of our average invested assets or 25% of our net income.

•	In the event that an investment opportunity becomes available which is suitable, under all of the factors considered by Wells Capital, for the Wells REIT and one or more other public or private entities affiliated with Wells Capital and its affiliates, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered such investment opportunity. In determining whether or not an investment opportunity is suitable for more than one program, Wells Capital, subject to approval by our board of directors, shall examine, among others, the following factors:

•	the cash requirements of each program;

•	the effect of the acquisition both on diversification of each program’s investments by type of commercial property and geographic area, and on diversification of the tenants of its properties;

•	the policy of each program relating to leverage of properties;

•	the anticipated cash flow of each program;

•	the income tax effects of the purchase of each program;

•	the size of the investment; and

•	the amount of funds available to each program and the length of time such funds have been available for investment.

If a subsequent event or development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of our board of directors and Wells Capital, to be more appropriate for a program other than the program that committed to make the investment, Wells Capital may determine that another program affiliated with Wells Capital or its affiliates will make the investment. Our board of directors has a duty to ensure that the method used by Wells Capital for the allocation of the acquisition of properties by two or more affiliated programs seeking to acquire similar types of properties shall be reasonable.

Plan of Distribution

We are offering a maximum of 100,000,000 shares to our current stockholders through the DRP. The shares are being offered at a price equal to the higher of $9.55 per share or 95% of the estimated share value, as determined by our board of directors (initially offered at $9.55 per share).

The Dealer Manager will receive selling commissions of 5.0% of the offering proceeds raised pursuant to the DRP. We will not pay a dealer manager fee for shares issued pursuant to the DRP. The Dealer Manager will reallow selling commissions to broker-dealers which have Participants in the DRP at the time of each dividend payment date and which have executed a DRP Selling Agreement with the Dealer Manager (Participating Dealers).

We have agreed in the DRP Selling Agreement to indemnify the Participating Dealers against certain liabilities arising under the Securities Act of 1933, as amended.

Legal Opinions

The legality of the shares being offered hereby has been passed upon for the Wells REIT by Holland & Knight LLP (Holland & Knight). Holland & Knight has also represented Wells Capital, our advisor, as well as various other affiliates of Wells Capital, in other matters and may continue to do so in the future.

Experts

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Additional Information

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, with respect to the shares offered pursuant to this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Copies of the registration statement and exhibits related thereto, as well as periodic reports and information filed by the Wells REIT, may be obtained upon payment of the fees prescribed by the SEC, or may be examined at the offices of the SEC without charge, at the public reference facility in Washington, D.C. at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W.,

Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Incorporation of Certain Information by Reference

The following documents previously filed by the Wells REIT with the SEC are incorporated herein by reference:

(a) The description of our shares contained in our Registration Statement on Form 8-A12G/A (Reg. No. 000-25739), filed October 13, 2001;

(b) Our Proxy Statement on Schedule 14A, filed April 11, 2003;

(c) Our Annual Report on Form 10-K for the year ended December 31, 2003, filed March 12, 2004; and

(d) Our Current Report on Form 8-K, filed March 31, 2004.

All documents filed by the Wells REIT pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference into this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (or incorporated into the documents that this prospectus incorporates by reference). Requests for such documents should be directed to Client Services Department, Wells Real Estate Funds, 6200 The Corners Parkway, Suite 250, Atlanta, Georgia 30092, telephone (800) 557-4830.

Indemnification for Securities Act Liabilities

We are permitted to indemnify and pay or reimburse reasonable expenses of our directors or any affiliates for certain liabilities including any losses or liabilities arising from or out of an alleged violation of federal or state securities laws. We may indemnify our directors or any affiliates for liabilities or expenses arising from or out of any alleged violation of the federal or state securities laws by such party provided that one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

•	the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

•	a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering the request has been advised of the position of the SEC and of published opinions of the Tennessee Securities Division and any other state securities regulatory authority in which our securities are offered and sold as to the indemnification for securities law violations.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors or affiliates pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXHIBIT A

AMENDED AND RESTATED

DIVIDEND REINVESTMENT PLAN

As of March 12, 2004

Wells Real Estate Investment Trust, Inc., a Maryland corporation (the “Wells REIT”), pursuant to its Amended and Restated Articles of Incorporation, adopted a Dividend Reinvestment Plan (the “DRP”), which is hereby amended and restated in its entirety as set forth below. Capitalized terms shall have the same meaning as set forth in the Articles unless otherwise defined herein.

1. Dividend Reinvestment. As agent for the shareholders (“Shareholders”) of the Wells REIT who (a) purchased shares of the Wells REIT’s common stock (the “Shares”) pursuant to the Wells REIT’s initial public offering (the “Initial Offering”), which commenced on January 30, 1998 and terminated on December 19, 1999; (b) purchased Shares pursuant to the Wells REIT’s second public offering (the “Second Offering”), which commenced on December 20, 1999 and terminated on December 19, 2000; (c) purchased Shares pursuant to the Wells REIT’s third public offering (the “Third Offering”), which commenced on December 20, 2000 and terminated on July 25, 2002; (d) purchased Shares pursuant to the Wells REIT’s fourth public offering (the “Fourth Offering”), which commenced on July 26, 2002 and will terminate on or before July 25, 2004; or (e) purchase Shares pursuant to any future offering of the Wells REIT (“Future Offering”), and who elect to participate in the DRP (the “Participants”), the Wells REIT will apply all directed dividends and other distributions declared and paid in respect of the Shares held by each Participant (the “Dividends”), including Dividends paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for such Participants directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence.

2. Effective Date. The effective date of this Amended and Restated Dividend Reinvestment Plan (the “DRP”) shall be March 12, 2004.

3. Procedure for Participation. Shareholders who previously purchased Shares pursuant to the Initial Offering, the Second Offering, the Third Offering, or the Fourth Offering (collectively, the “Prior Offerings”) and who have received a prospectus, as contained in the Wells REIT’s registration statement filed with the Securities and Exchange Commission (“SEC”) for such offering, elected to become a Participant by completing and executing the Subscription Agreement, an enrollment form or any other appropriate authorization form as may have been available from the Wells REIT, the Dealer Manager or a broker-dealer participating in the Prior Offerings (“Participating Dealer”). Shareholders who previously purchased Shares pursuant to one of the Prior Offerings but have not previously participated in the DRP may elect to become a Participant by completing and executing an enrollment form or any other appropriate authorization form as may be available from the Wells REIT, the Dealer Manager or a Participating Dealer. Participation in the DRP will begin with the next Dividend payable after receipt of a Participant’s enrollment or authorization. Shares will be purchased under the DRP on the date that Dividends are paid by the Wells REIT. Dividends of the Wells REIT are currently paid quarterly. Each Participant agrees that if, at any time prior to the listing of the Shares on a national stock exchange or inclusion of the Shares for quotation on the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), he or she fails to meet the suitability requirements for making an investment in the Wells REIT or cannot make the other representations or warranties set forth in the Subscription Agreement or the enrollment form, he or she will promptly so notify the Wells REIT in writing.

4. Purchase of Shares. Participants will acquire DRP Shares from the Wells REIT at a purchase price equal to $10.00 per share until the earlier of (i) the date all 30,000,000 DRP shares registered pursuant to the Fourth Offering are sold, or (ii) July 25, 2004. Beginning with DRP shares issued pursuant to the DRP Registration (as defined below), Participants will acquire DRP Shares from the Wells REIT at a purchase price equal to the higher of $9.55 per share or 95% of the estimated share value as determined by the Board of Directors of the Wells REIT. Participants in the DRP may also purchase fractional Shares so that 100% of the Dividends will be used to acquire Shares. However, a Participant will not be able to acquire DRP Shares to the extent that any such purchase would cause such Participant to exceed the ownership limits set forth in the Articles.

Shares to be distributed by the Wells REIT in connection with the DRP may (but are not required to) be supplied from: (a) the DRP Shares which were registered with the SEC in connection with the Wells REIT’s Fourth Offering until the earlier of the date all 30,000,000 DRP Shares registered pursuant to the Fourth Offering are sold or July 25, 2004; (b) the 100,000,000 DRP Shares being registered with the SEC pursuant to its Form S-3 Registration Statement to be filed in March, 2004 (the “DRP Registration”); (c) Shares to be registered with the SEC in a Future Offering for use in the DRP (a “Future Registration”); or (d) Shares of the Wells REIT’s common stock purchased by the Wells REIT for the DRP in a secondary market (if available) or on a stock exchange or NASDAQ (if listed) (collectively, the “Secondary Market”).

Shares purchased on the Secondary Market as set forth in (d) above will be purchased at the then-prevailing market price, which price will be utilized for purposes of purchases of Shares in the DRP. Shares acquired by the Wells REIT on the Secondary Market or registered in a Future Registration for use in the DRP may be at prices lower or higher than the per Share price which will be paid for the DRP Shares pursuant to the Fourth Offering or the DRP Registration.

If the Wells REIT acquires Shares in the Secondary Market for use in the DRP, the Wells REIT shall use reasonable efforts to acquire Shares for use in the DRP at the lowest price then reasonably available. However, the Wells REIT does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of the Wells REIT’s ability to acquire Shares in the Secondary Market or to complete a Future Registration for shares to be used in the DRP, the Wells REIT is in no way obligated to do either, in its sole discretion.

5. Share Certificates. The ownership of the Shares purchased through the DRP will be in book-entry form only until the Wells REIT begins to issue certificates for its outstanding common stock.

6. Reports. Within 90 days after the end of the Wells REIT’s fiscal year, the Wells REIT shall provide each Shareholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Dividend distributions and amounts of Dividends paid during the prior fiscal year. In addition, the Wells REIT shall provide to each Participant an individualized quarterly report at the time of each Dividend payment showing the number of Shares owned prior to the current Dividend, the amount of the current Dividend and the number of Shares owned after the current Dividend.

7. Commissions and Other Charges. In connection with DRP Shares issued pursuant to the Fourth Offering, the Wells REIT will pay: selling commissions of 7% of DRP proceeds to Participating Dealers; a dealer manager fee of 2.5% of DRP proceeds; and acquisition and advisory fees and expenses of 3.5% of DRP proceeds to Wells Capital and its affiliates. Beginning with DRP Shares issued pursuant to the DRP Registration, the Wells REIT will pay: selling commissions of 5% of DRP proceeds to Wells Investment Securities, Inc., the Dealer Manager, which will reallow commissions to Participating Dealers which have Participants in the DRP at the time of each dividend payment date and which have executed a DRP Dealer Agreement with the Dealer Manager; and acquisition and advisory fees and expenses of 3.5% of DRP proceeds to Wells Capital and its affiliates, except to the extent such proceeds are used by the Wells REIT to fund Share repurchases under its share redemption program. No dealer manager fee will be paid with respect to DRP Shares issued pursuant to the DRP Registration.

8. Termination by Participant. A Participant may terminate participation in the DRP at any time, without penalty, by delivering to the Wells REIT a written notice. Prior to listing of the Shares on a national stock exchange or NASDAQ, any transfer of Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. If a Participant terminates DRP participation, the Wells REIT will ensure that the terminating Participant’s account will reflect the whole number of shares in his or her account and provide a check for the cash value of any fractional share in such account. Upon termination of DRP participation, Dividends will be distributed to the Shareholder in cash.

9. Taxation of Distributions. The reinvestment of Dividends in the DRP does not relieve DRP Participants of any income tax liability which may be payable as a result of those Dividends.

10. Amendment or Termination of DRP by the Wells REIT. The Board of Directors of the Wells REIT may by majority vote (including a majority of the Independent Directors) amend or terminate the DRP for any reason upon 10 days’ written notice to the Participants.

11. Liability of the Wells REIT. The Wells REIT shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability; (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities act of a state, the Wells REIT has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

EXHIBIT B

ENROLLMENT FORM

WELLS REAL ESTATE INVESTMENT TRUST, INC.

DIVIDEND REINVESTMENT PLAN

TO PARTICIPATE IN THE DRP:

(1)	Complete this card. Be sure to include your social security or tax identification number and signature.

(2)	Staple or tape the card closed so that your signature is enclosed.

I hereby appoint Wells Capital, Inc. (or any successor), acting as plan administrator (the “Plan Administrator”), as my agent to receive cash dividends from Wells Real Estate Investment Trust, Inc. (the “Wells REIT”) that may hereafter become payable to me on shares of common stock of the Wells REIT registered in my name as set forth below, and authorize the Wells REIT to apply such dividends to the purchase of full shares and fractional interests in shares of the Wells REIT’s common stock pursuant to the terms and conditions of the dividend reinvestment plan (“DRP”) of the Wells REIT.

I understand that the purchases will be made under the terms and conditions of the DRP as described in the DRP Prospectus dated April 5, 2004 and that I may revoke this authorization at any time by notifying the Plan Administrator, in writing, of my desire to terminate my participation.

I hereby confirm the following things:

•	that I am a current stockholder of the Wells REIT who purchased shares in one of the Wells REIT’s publicly registered offerings;

•	that I received a Prospectus of the Wells REIT in connection with my purchase of shares of the Wells REIT (the “Share Prospectus”);

•	that I continue to meet the Suitability Standards described in the Share Prospectus;

•	that I acknowledge that I have the duty to promptly notify the Wells REIT in writing if, at any time during which I am participating in the DRP, I fail to meet the suitability requirements for making an investment in the Wells REIT or cannot make the other representations or warranties set forth in my original subscription agreement; and

•	that, if I have changed broker-dealer firms since my initial share purchase, I acknowledge and agree that commissions payable as a result of my participation in the DRP will be made to my new broker-dealer firm.

Please indicate your participation below. Return this card only if you wish to participate in the DRP.

             Yes, I would like to participate in the DRP for all my shares of common stock of the Wells REIT.

Signature(s)/Full Name(s):

	[Signature]	[Signature]

	[Print Full Legal Name]	[Print Full Legal Name]

Social Security or Tax ID #(s):

Date:

IF YOUR SHARES ARE HELD OF RECORD BY A BROKER OR NOMINEE, YOU MUST MAKE

APPROPRIATE ARRANGEMENTS WITH THE BROKER OR NOMINEE TO PARTICIPATE IN THE DRP.

WELLS REAL ESTATE

INVESTMENT TRUST, INC.

Dividend Reinvestment Plan

PROSPECTUS

April 5, 2004

Part II

Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution.

The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration and filing fees, are estimated:

SEC Registration Fee	$120,999
Legal Fees and Expenses	$250,000
Blue Sky Fees and Expenses	$200,000
Printing Expenses	$200,000
Mailing	$220,000
Miscellaneous	$609,001

Total	$1,600,000

Item 15.	Indemnification of Directors and Officers.

Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its Articles of Incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Subject to the conditions set forth below, the Articles of Incorporation provide that the Wells REIT shall indemnify and hold harmless a director, advisor or affiliates against any and all losses or liabilities reasonably incurred by such director, advisor or affiliates in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Wells REIT in such capacity.

Under the Wells REIT’s Articles of Incorporation, the Wells REIT shall not indemnify its directors, advisors or any affiliates for any liability or loss suffered by the directors, advisors or affiliates, nor shall it provide that the directors, advisors or affiliates be held harmless for any loss or liability suffered by the Wells REIT, unless all of the following conditions are met: (i) the directors, advisors or affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Wells REIT; (ii) the directors, advisors or affiliates were acting on behalf of or performing services of the Wells REIT (iii) such liability or loss was not the result of (A) negligence or misconduct by the directors, excluding the independent directors, advisors or affiliates; or (B) gross negligence or willful misconduct by the independent directors; and (iv) such indemnification or agreement to hold harmless is recoverable only out of the Wells REIT’s net assets and not from stockholders. Notwithstanding the foregoing, the directors, advisors or affiliates and any persons acting as a broker-dealer shall not be indemnified by the Wells REIT for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the

SEC and of the published position of any state securities regulatory authority in which securities of the Wells REIT were offered or sold as to indemnification for violations of securities laws.

The Articles of Incorporation provide that the advancement of Wells REIT funds to the directors, advisors or affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Wells REIT; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; (iii) the directors, advisors or affiliates undertake to repay the advanced funds to the Wells REIT together with the applicable legal rate of interest thereon, in cases in which such directors, advisors or affiliates are found not to be entitled to indemnification.

The MGCL requires a Maryland corporation (unless its Articles of Incorporation provide otherwise, which the Wells REIT’s Articles of Incorporation do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Wells REIT as authorized by the Bylaws and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Wells REIT if it shall ultimately be determined that the standard of conduct was not met. Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which an officer or director may be entitled under the Wells REIT’s Articles of Incorporation or Bylaws, or under resolutions of stockholders or directors, contract or otherwise. It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

The Wells REIT also has purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Wells REIT, whether or not the Wells REIT is required or has the power to indemnify them against the same liability.

Item 16.	Exhibits.

The following documents are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	DRP Dealer Manager Agreement and DRP Selling Agreement

4.1	Amended and Restated Dividend Reinvestment Plan (included as Exhibit A to the Prospectus)

5.1	Opinion of Holland & Knight LLP re legality

23.1	Consent of Holland & Knight LLP (included in opinion in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24	Power of Attorney (included on signature page)

99.1	Enrollment Form (included as Exhibit B to the Prospectus)

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on March 12, 2004.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ LEO F. WELLS, III

Leo F. Wells, III, President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Leo F. Wells, III, Douglas P. Williams and Randall D. Fretz and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all pre- and post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cease to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated below.

Signature	Title	Date

/s/ LEO F. WELLS, III Leo F. Wells, III	President and Director (Principal Executive Officer)	March 12, 2004

/s/ WALTER W. SESSOMS Walter W. Sessoms	Director	March 12, 2004

/s/ MICHAEL R. BUCHANAN Michael R. Buchanan	Director	March 12, 2004

/s/ RICHARD W. CARPENTER Richard W. Carpenter	Director	March 12, 2004

/s/ BUD CARTER Bud Carter	Director	March 12, 2004

/s/ DONALD S. MOSS Donald S. Moss	Director	March 12, 2004

/s/ NEIL H. STRICKLAND Neil H. Strickland	Director	March 12, 2004

/s/ WILLIAM H. KEOGLER, JR. William H. Keogler, Jr.	Director	March 12, 2004

/s/ W. WAYNE WOODY W. Wayne Woody	Director	March 12, 2004

/s/ DOUGLAS P. WILLIAMS Douglas P. Williams	Executive Vice President (Principal Financial and Accounting Officer)	March 12, 2004

/s/ Randall D. Fretz Randall D. Fretz	Vice President	March 12, 2004